Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cymer, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-16559, No. 333-99975, No. 333-88616, No. 333-67491, No. 333-48242, No. 333-69736, No. 333-58554, No. 333-109544, No. 333-118496, and No. 333-127748) on Form S-8 and in the registration statements (No. 333-88496 and No. 333-39101) on Form S-3 of Cymer, Inc. of our report dated March 8, 2006, with respect to the consolidated balance sheets of Cymer, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule II, management’s assessment of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Cymer, Inc.

Our report dated March 8, 2006 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 expresses our opinion that Cymer, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company had inadequate internal controls over the accounting for income taxes.

/s/ KPMG LLP

San Diego, California
March 13, 2006